Exhibit 99.1

PepsiCo Appoints Cynthia M. Trudell
Senior Vice President and Chief Personnel Officer

PURCHASE, NY, February 5, 2007 — PepsiCo announced today that Cynthia M. Trudell will succeed Margaret D. Moore as Senior Vice President and Chief Personnel Officer when Ms. Moore retires in June following 33 years with the nearly $33 billion global convenient food & beverage company. Ms. Trudell, 53, will join PepsiCo immediately and transition with Ms. Moore, 59, until June.

Ms. Trudell has served as a member of PepsiCo’s Board of Directors since 2000. She has resigned from that position to assume her new role with the company.

Ms. Trudell, the former President of Sea Ray Group and previously the Chairman and President of General Motors’ Saturn Corporation, will report to PepsiCo’s Chairman-elect and CEO, Indra K. Nooyi. PepsiCo announced earlier today that the company’s board of directors elected Mrs. Nooyi Chairman, effective on May 2, in addition to the CEO role she assumed last October.

“I welcome Cynthia to my senior team and look forward to her continued counsel, while thanking her for her invaluable service to PepsiCo’s Board,” said Mrs. Nooyi. “I also want to extend PepsiCo’s and my own deepest gratitude to Peggy Moore for her remarkable dedication and corresponding legacy through her decades of service.”

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $32 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual sales.

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